SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                       April 21, 2003

                       XEROX CORPORATION
      (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                     800 Long Ridge Road
                       P. O. Box 1600
              Stamford, Connecticut  06904-1600
      (Address of principal executive offices)(Zip Code)

      Registrant's telephone number, including area code:
                       (203) 968-3000

                       Not Applicable
 (Former name or former address, if changed since last report)


























Item 5.  Other Events.

Reference is made to Note 15 to Registrant's Consolidated Financial Statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002.

Registrant said today that it expects to include a litigation charge of 25 cents per share in its first-quarter 2003 results. Registrant also noted that its operational performance in the quarter exceeded expectations, excluding this item.

The after-tax litigation charge of $183 million refers to the Berger v. Retirement Income Guarantee Plan (RIGP) litigation, a case brought against Registrant's primary U.S. pension plan for salaried employees. RIGP is appealing a ruling made in September 2002 by the United States District Court for the Southern District of Illinois. External counsel and RIGP continue to believe that the appeal has merit and that the district court's judgment should be overturned. However, following the oral argument of the plan's appeal to the Seventh Circuit Court of Appeals on April 9, Registrant reassessed the level of probability for a favorable outcome. Under accounting standards, this reassessment requires Registrant to take a charge for the value of the judgment.

If the district court ruling is upheld on appeal, any final judgment would be paid from RIGP assets. Should Registrant need to make a cash contribution to compensate for any potential shortfall in the plan related to this litigation, it would not be required to begin doing so until 2005.

Registrant is scheduled to release first-quarter 2003 earnings at 7:00 a.m. ET on Wednesday, April 23.



____________________________________________________________________________

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         ----------------------------
                                         By: Martin S. Wagner
                                             Assistant Secretary

Date: April 21, 2003